Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-4945, 33-62156, 333-08063, 333-26059, 333-81789, 333-108471, 333-161956, 333-180454 and 333-180457 on Forms S-8 of our reports dated December 20, 2012, relating to the consolidated financial statements and financial statement schedule of HEICO Corporation and subsidiaries and the effectiveness of HEICO Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of HEICO Corporation and subsidiaries for the year ended October 31, 2012.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Miami, Florida
December 20, 2012